UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a -101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Roundy’s, Inc.

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Dear Stockholder:

It is my pleasure to invite you to attend the Annual Meeting of Stockholders of Roundy’s, Inc. The meeting will be held on Friday, May 17, 2013 at 9:00 a.m., Central Time, at The Westin O’Hare Hotel, 6100 North River Road, Rosemont, Illinois 60018. Should you require assistance in finding the location of the meeting, please contact Investor Relations by phone at 414-231-5811 or by email at james.hyland@roundys.com.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying notice of annual meeting of stockholders and proxy statement. Either a notice containing instructions on how to access this proxy statement and our Annual report on Form 10-K online or a printed copy of the proxy materials are being mailed to stockholders on or about April 5, 2013.

Your vote is very important to us. If you are a stockholder of record, you may vote by completing and returning the enclosed proxy card. The proxy card describes your voting options in more detail. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Thank you for your ongoing support and continued interest in Roundy’s, Inc.

Very truly yours,

Robert A. Mariano

Chairman, President and Chief Executive Officer and

Director

Milwaukee, Wisconsin

April 5, 2013

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of Roundy’s, Inc., a Delaware corporation, will be held on Friday, May 17, 2013, beginning at 9:00 a.m., Central Time, at The Westin O’Hare Hotel located at 6100 North River Road, Rosemont, Illinois 60018. Registration will begin at 8:00 a.m.

The purpose of the Annual Meeting is to:

1.	Elect two Class I Directors to hold office for a three year term expiring at the annual meeting in 2016 and until their respective successors are elected and qualified;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3.	Hold an advisory vote to approve executive compensation; and

4.	Hold an advisory vote on the frequency of the advisory vote to approve executive compensation; and

5.	Transact such other business as may properly come before the meeting.

If you were a stockholder of record as of the close of business on March 22, 2013, you are entitled to receive notice of and to vote at the Annual Meeting. To attend the Annual Meeting, you must present a valid, government issued photo identification (such as a driver’s license or a passport) and demonstrate that you were a stockholder of Roundy’s as of the close of business on March 22, 2013, or hold a valid proxy for the Annual Meeting from such a stockholder. If you are not a stockholder of record but hold shares through a broker, trustee or nominee, you will need to bring proof of your beneficial ownership as of March 22, 2013, such as a brokerage account statement showing your ownership on that date or similar evidence of such ownership.

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares as promptly as possible in order to ensure the presence of a quorum.

Stockholders of record may vote by mail. Please mark, sign, date and promptly mail the enclosed proxy card in the postage-paid envelope.

Beneficial Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from your bank or broker to vote your shares.

By Order of the Board of Directors,

Edward G. Kitz

Group Vice President – Legal, Risk & Treasury and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 17, 2013: This Notice of Annual Meeting and Proxy Statement and our 2012 Annual Report are available in the “Investor Relations” section of our website at www.roundys.com. Additionally, and in accordance with the Securities and Exchange Commission rules, you may access our proxy materials at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17463.

Proxy Statement

For The Annual Meeting of Stockholders

To Be Held On May 17, 2013

General Information

The Board of Directors of Roundy’s, Inc. (the “Board”) is soliciting your proxy to vote at our 2013 Annual Meeting of Stockholders (“Annual Meeting”) or at any postponement or adjournment of the meeting. You are receiving a proxy statement because you own shares of our common stock that entitle you to vote at the Annual Meeting. This proxy statement summarizes the information you need to know in order to vote at the Annual Meeting. We will begin distributing either a notice containing instructions on how to access this proxy statement and our Annual report on Form 10-K online or a printed copy of these proxy materials on or about April 5, 2013.

As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our Annual report on Form 10-K available to our non-registered stockholders electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our Annual report on Form 10-K and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual report on Form 10-K. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

In this proxy statement, all references to “Roundy’s”, “we”, “us”, or “our” or similar words are to Roundy’s, Inc. and its subsidiaries. Our fiscal year is the 52 or 53 week period ending on the Saturday nearest to December 31. For the last three completed calendar years, our fiscal year ended on January 1, 2011, December 31, 2011 and December 29, 2012. For ease of reference, we identify our fiscal years in this proxy statement by reference to the calendar year ending nearest to such date. For example, “fiscal 2011” refers to our fiscal year ended December 31, 2011. Our fiscal years include 12 reporting periods, with an additional week in the eleventh reporting period for 53 week fiscal years. All fiscal years presented included 52 weeks.

Frequently Asked Questions About Voting and the Annual Meeting

What is the purpose of the Annual Meeting and what matters am I voting on?

The purpose of the Annual Meeting is to:

1.	Elect two Class I Directors to hold office for a three year term expiring at the annual meeting in 2016 and until their respective successors are elected and qualified;

2.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2013;

3.	Hold an advisory vote to approve executive compensation;

4.	Hold an advisory vote on the frequency of the advisory vote to approve executive compensation; and

5.	Transact such other business as may properly come before the meeting.

A description of each proposal and the Board’s recommendation with respect to each proposal are set forth in this proxy statement. Stockholders are being asked to vote on these proposals.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on March 22, 2013, the record date for the Annual Meeting (the “Record Date”), are entitled to receive notice of and to participate in the Annual Meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the Annual Meeting or at any postponements or adjournments of the meeting.

A list of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and will also be available for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Central Time, at the office of the Group Vice President—Legal, Risk & Treasury and Corporate Secretary located at 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. A stockholder may examine the list for any germane purpose related to the Annual Meeting.

What are the voting rights of the holders of Roundy’s, Inc. common stock?

Holders of Roundy’s, Inc. common stock are entitled to one vote for each share held of record as of the Record Date on all matters submitted to a vote of the stockholders, including the election of directors. Stockholders do not have cumulative voting rights.

How do I vote?

Beneficial Stockholders. If you hold your shares through a broker, trustee or other nominee, you are a beneficial stockholder. In order to vote your shares, please refer to the materials forwarded to you by your broker, bank or other nominee for instructions on how to vote the shares you hold as a beneficial stockholder.

Registered Stockholders. If you hold shares in your own name, you are a registered stockholder and may vote by proxy before the Annual Meeting in the following ways:

1.	by signing and returning a proxy card; or

2.	by written ballot at the Annual Meeting.

What constitutes a quorum and how will votes be counted?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote will constitute a quorum for purposes of the Annual Meeting, thereby permitting Roundy’s to conduct its business at the Annual Meeting. As of the Record Date, 45,597,533 shares of common stock were outstanding.

Proxies received but marked as abstentions and “broker non-votes”, if any, will be included in the calculation of the number of votes considered to be present at the Annual Meeting for purposes of establishing a quorum.

American Stock Transfer & Trust Company, LLC will count the vote. Its representative will serve as the inspectors of the election.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	FOR the Boards proposal to elect each of the Class I director nominees to the Board (Proposal No. 1).

•	FOR the Board’s proposal to ratify the appointment of Ernst & Young LLP as our independent registered accounting firm for 2013 (Proposal No. 2).

•	FOR approval of the advisory vote to approve executive compensation (Proposal No. 3).

•	To conduct future advisory votes on executive compensation EVERY YEAR (Proposal No. 4).

Unless you give other instructions when you vote, the persons named as proxies, Robert A. Mariano and Edward G. Kitz, will vote in accordance with the Board’s recommendations. We do not expect any other business to properly come before the meeting; however, if any other business should properly come before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

What vote is required to approve each proposal?

Election of Class I Directors (Proposal No. 1). Stockholders may vote “FOR” both or one of the nominees or may elect to “WITHHOLD” their vote for both or one of the nominees. The two nominees who receive the highest number of votes will be elected to the Board. A properly executed proxy marked “WITHHOLD” with respect to the election of one or both Class I Directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum at the Annual Meeting. “Broker non-votes” will have no effect on this Proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm (Proposal No. 2). Stockholders may vote “FOR” or “AGAINST” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for 2013. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to ratify the selection of the independent registered public accounting firm for 2013. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” this Proposal. Although Proposal No. 2 is non-binding on us, the audit committee will consider the outcome of this vote in its future deliberations.

Advisory Vote on Executive Compensation (Proposal No. 3). Stockholders may vote “FOR” or “AGAINST” our executive compensation program for our named executive officers. The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, our executive compensation program for our named executive officers. A stockholder who signs and submits a proxy is “present,” so an abstention will have the same effect as a vote “Against” this Proposal. “Broker non-votes,” if any, will have no effect on this Proposal. Although Proposal No. 3 is non-binding on us, the Board will consider the outcome of this vote in its future deliberations.

Advisory Vote on the Frequency of the Advisory Vote to Approve Executive Compensation. The option of one year, two years or three years that receives a majority of all the votes cast in person or by proxy will be the frequency of the advisory vote on the compensation of our named executive officers selected by our stockholders. Although Proposal No. 4 is non-binding on us, the Board will consider the outcome of this vote in future deliberations. Broker non-votes,” if any, will have no effect on this Proposal.

What are “broker non-votes” and why is it so important that I submit my voting instructions for shares I hold as a beneficial stockholder?

If a broker or other financial institution holds your shares in its name and you do not provide voting instructions to it, New York Stock Exchange, or NYSE, rules allow that firm to vote your shares only on routine matters. Proposal No. 2, the ratification of the appointment of our independent registered public accounting firm for 2013, is the only routine matter for consideration at the meeting. For all matters other than Proposal No. 2, you must submit voting instructions to the firm that holds your shares if you want your vote to count on such matters. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.”

May I change or revoke my vote?

Beneficial Stockholders. Beneficial stockholders should contact their broker, trustee or nominee for instructions on how to change their vote.

Registered Stockholders. Registered stockholders may change a properly executed proxy at any time before its exercise by:

•

delivering written notice of revocation to the Group Vice President—Legal, Risk & Treasury and Corporate Secretary at our principal executive offices at 875 East Wisconsin Avenue, Milwaukee, WI, 53202;

•	submitting another proxy that is dated later than the original proxy ; or

•	voting in person at the Annual Meeting.

Who can attend the meeting?

Subject to space availability, all common stockholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-served basis. Registration will begin at 8:00 a.m. Central Time. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Please also note that if you are a beneficial stockholder (that is, you hold your shares, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date and check in at the registration desk at the Annual Meeting.

Election of Directors (Proposal No. 1)

At the 2013 Annual Meeting, two directors are to be elected for a three-year term. Each of the nominees currently serves as a Roundy’s director. The nominees for director receiving a plurality of the votes cast at the 2013 Annual Meeting will be elected directors. Each nominee elected as a director will continue in office until the 2016 Annual Meeting and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of directors.

The nominating and corporate governance committee is responsible for, among other things, screening potential director candidates and recommending qualified candidates to the Board for nomination or appointment. When identifying and evaluating candidates, the committee first determines whether there are any evolving needs of the Board that require expertise in a particular field. While the committee does not have a specific written policy on the diversity of the Board, the committee seeks nominees with a broad diversity of experience, professionalism, skills and backgrounds. The committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities.

Our corporate governance principles also require that all director candidates, whether recommended by a stockholder or otherwise, possess the following qualifications:

•	unquestionable personal and professional ethics and integrity;

•	policy-making experience in business, education, technology or government;

•	expertise that is useful to Roundy’s and complementary to other Board members;

•

a willingness to serve on the Board for a period of at least several years and to devote the time required to meet the responsibilities and perform the duties of a director, including attendance at all Board and applicable committee meetings;

•	a commitment to represent the best interests of all stockholders and to objectively appraise the performance of Roundy’s and of management; and

•	involvement only in activities that do not create a conflict with the director’s responsibilities to Roundy’s and its stockholders.

The committee may retain a third-party search firm to assist the committee and the Board in locating qualified candidates that meet the needs of the Board at that time. The search firm provides information on a number of candidates, which the committee reviews and discusses. The committee, other members of the Board and the Chairman and Chief Executive Officer, will interview potential Board candidates. If the committee determines that a potential candidate meets the needs of the Board, has the qualifications, it will recommend the nomination or appointment of the candidate to the Board.

Our Board of directors has seven members. The Board is divided into three classes of directors, with two Class I directors, two Class II directors and three Class III directors. The current term of our Class I directors expires at the 2013 Annual Meeting, while the terms for Class II and Class III directors expire at the 2014 and 2015 annual meetings, respectively. Upon recommendation by the nominating and corporate governance committee of the Board, the Board proposes that Robert A. Mariano and Gregory P. Josefowicz each be elected for a new term of three years and until their respective successors have been duly elected and qualified as Class I directors. Each of the nominees has consented to serve if elected. If any nominee becomes unavailable to serve as a director, the Board may either designate a substitute nominee or reduce the number of directors. If the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.

Set forth below is information with respect to the Class I director nominees and on pages 17 and 18 for Class II and Class III directors, including their recent employment or principal occupation, a summary of their specific experience, qualifications, attributes or skills that led to the conclusion that they are qualified to serve as directors, the names of other public companies for which they currently serve as a director or have served as a director within the past five years, their period of service on the Board and their age. The nominating and corporate governance committee believes that, as a group, the Class II and Class III directors, together with the nominees for Class I directors, possess the right diversity of backgrounds, skills, experiences and perspectives to constitute an effective Board.

Nominees for Class I Directors for Election at the 2013 Annual Meeting

Robert A. Mariano Age 63	Mr. Mariano has served as our Chairman, President and Chief Executive Officer and as a director since June 2002. Mr. Mariano was self-employed as a consultant from November 1998 through June 2002. Previously, Mr. Mariano served as President and a director of Dominick’s Supermarkets, Inc. (“Dominick’s”) from March 1995 and Chief Executive Officer from January 1996 until Dominick’s sale to Safeway, Inc. in 1998. Mr. Mariano also served as Chief Operating Officer of Dominick’s from March 1995 until January 1996. Mr. Mariano joined Dominick’s in 1972. Mr. Mariano brings significant senior leadership, operational and industry experience to our Board of directors. He has extensive knowledge of the retail food industry.

Gregory P. Josefowicz Age 60	Mr. Josefowicz has been our director since March 2012. Mr. Josefowicz has been a private investor for the past five years. From 1999 to 2006, Mr. Josefowicz served as chairman of the board of directors and chief executive officer of the Borders Group. Thereafter, until January 2008, Mr. Josefowicz was an advisor to Borders’ Board of Directors. Before joining the Borders Group, Mr. Josefowicz served as chief executive officer of the Jewel/Osco division of American Stores Company until its merger with Albertson’s, Inc. After the merger, he became president of Albertson’s Midwest region. He brings to the Board significant experience in finance and corporate strategy development, and a particular knowledge of the retail food industry. Mr. Josefowicz is the lead director and chair of the Nominating and Corporate Governance Committee of the Board of Directors of PetSmart, Inc., director and member of the Audit Committee of the Board of Directors of United States Cellular Corp., and a member of the Board of Directors of Tops Markets and True Value Company. He is also a member of the Board of Advisors of Kehe Foods. He previously served as the lead director and member of the Audit Committee of the Board of Directors of Winn-Dixie Stores, Inc. from December 2006 to March 2012, when the company was acquired by Bi-Lo, and as a director of Ryerson Inc. and Spartan Stores.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ABOVE NOMINEES FOR ELECTION AS DIRECTORS

Ratification of Selection of Independent Registered Public Accounting Firm (Proposal No. 2)

The audit committee has appointed Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to serve as our independent auditor for 2013. Ernst & Young LLP served in this capacity in 2012 and 2011. As a matter of good corporate governance, the audit committee submits its selection of our independent auditor to our stockholders for ratification. If the stockholders fail to ratify the selection, the audit committee will review its future selection of an independent auditor in light of that result.

For additional information concerning the audit committee and its activities with Ernst & Young, see “Audit Committee” on page 12. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Pre-Approval Policy

The audit committee pre-approved all audit, audit related and permissible non-audit services provided to Roundy’s by Ernst & Young before management engaged the auditors for those purposes. The policy of the audit committee is to review all engagement letters for accounting firms for non-audit services while allowing Roundy’s to enter into the agreements, but to specifically pre-approve all services to be provided by the firm which performs the annual audit of Roundy’s financial statements. The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor.

All of the audit-related, tax and all other services provided by Ernst & Young to Roundy’s in 2012 were approved by the audit committee by means of specific pre-approvals. All non-audit services provided in 2012 were reviewed with the audit committee, which concluded that the provision of such services by Ernst & Young was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Fees Paid to Ernst & Young

The following table sets forth the aggregate fees for professional services rendered by Ernst & Young in 2011 and 2012:

	Fiscal 2011	Fiscal 2012
Audit Fees	$1,414,192	$781,000
Audit-Related Fees	1,725	1,995
Tax Fees	8,858	34,166
All Other Fees	—	—

Total	$1,424,775	$817,161

Audit Fees

Represents fees for professional services provided in connection with the audit of our consolidated annual financial statements. The 2011 audit fee includes our audit and quarterly review fees and fees related to our initial public offering (“IPO”) of $844,104.

Audit Related Fees

Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit of our consolidated financial statements and are not reported under “Audit Fees.”

Tax Fees

Consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Tax compliance services included federal, state, and local tax return assistance and assistance with tax audits.

All Other Fees

Consist of fees for services other than those described in the audit fees, audit related fees and tax fees sections above. There were no such fees paid by us in fiscal 2011 or fiscal 2012.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Advisory Vote to Approve Executive Compensation (Proposal No. 3)

Securities and Exchange Commission (“SEC”) rules enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement. We believe that our executive compensation program should be designed (1) to attract, motivate, reward and retain superior executive officers with the skills necessary to successfully lead and manage our business, (2) to achieve accountability for performance by linking annual cash incentive compensation to the achievement of measurable performance objectives and (3) to align the interests of the executive officers and our equity holders through short- and long-term incentive compensation programs. Accordingly, the core principles that underlie our executive compensation program include pay-for-performance, pay competitively and pay equitably.

We urge our stockholders to read the “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement, which describes in more detail our compensation philosophy and elements of our executive officer compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 28 and 29, which provide detailed information on the compensation of our named executive officers.

We are asking stockholders to approve, on an advisory basis, the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and related compensation tables, notes and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our named executive officers described in this proxy statement.

Although this vote is non-binding, the Board and the compensation committee value the opinions of our stockholders and will consider the outcome of the vote when making decisions concerning executive compensation. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board of directors at any time throughout the year. Please refer to “Communications with the Board of Directors” in this proxy statement for information about communicating with the Board.

Our Board recommends a vote “FOR” the following non-binding resolution:

RESOLVED: That the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Advisory Vote on Frequency of Advisory Vote to Approve Executive Compensation (Proposal No. 4)

The SEC rules also enable our stockholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. Stockholders are not voting to approve or disapprove the Board’s voting recommendation. By voting on this Proposal No. 4, stockholders may indicate whether they would prefer an advisory vote to approve named executive officer compensation once every one, two, or three years (or you may abstain). The option that receives the highest number of votes cast by our stockholders will be the frequency for the advisory vote to approve executive compensation that has been selected by our stockholders.

The Board recommends that we hold an advisory vote to approve executive compensation every year. In formulating this recommendation, the Board, after carefully considering the benefits and potential consequences of each option, recognized that an annual advisory say on pay vote would provide the highest level of accountability. We believe that an annual vote will promote direct and immediate feedback by enabling the non-binding say on pay vote to correspond with the most recent executive compensation information presented in our proxy statements. While Roundy’s executive compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote to approve executive compensation provides Roundy’s with more direct and immediate feedback on our compensation disclosures. We believe that an annual advisory vote to approve executive compensation enables us to engage in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy.

Although the advisory vote is non-binding, the Board will review the results of the vote and take them into account in making a determination concerning the frequency of advisory votes to approve executive compensation. Stockholders who have concerns about executive compensation during the interval between advisory votes on executive compensation are welcome to bring their specific concerns to the attention of the Board. Please refer to “Communication with the Board” for information about communicating with the Board.

OUR BOARD RECOMMENDS THAT STOCKHOLDERS VOTE TO HOLD AN ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION “EVERY YEAR”

Corporate Governance

Corporate Governance Principles

The Board has adopted policies and procedures to ensure effective governance of Roundy’s. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of the audit committee, the compensation committee and the nominating and corporate governance committee of the Board, and our Code of Business Conduct may be viewed in the Corporate Governance section of the Investor Relations section of our website at www.roundys.com. We will also provide any of the foregoing information in print without charge upon written request to the Corporate Secretary, 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Board Composition

Our certificate of incorporation provides that our Board of directors is divided into three classes, with each director serving a three-year term, and one class of directors being elected at each year’s annual meeting of stockholders. Messrs. Mariano and Josefowicz are the Class I directors with an initial term expiring in 2013. Messrs. Drayer and Larson are the Class II directors with an initial term expiring in 2014. Messrs. Condon, Stein and Willis are the Class III directors with an initial term expiring in 2015. Any change in the number of directorships resulting from an increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

The Board of Directors held 15 meetings during the 2012 fiscal year (in person, telephonically or by written consent). No director attended (whether in person, telephonically, or by written consent) less than 75% of all meetings held during the period of time he served as Director during fiscal 2012.

Director Independence

The Board has determined that each of Messrs. Condon, Drayer, Larson, Josefowicz, Stein and Willis are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Roundy’s and its subsidiaries in any of the 2012, 2011 or 2010 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such director, or any immediate family member employed as an executive officer of Roundy’s or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Roundy’s or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Roundy’s did not employ such director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such director was a current partner or employee of a firm that is Roundy’s internal or external auditor (“Auditor”), no immediate family member of such director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no director or immediate family member of such director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Roundy’s served on the compensation committee of such company; and (f) no other material relationship exists between any such director and Roundy’s or our subsidiaries.

Board Attendance at Annual Meetings of Stockholders

Roundy’s does not have any formal policy with regard to Board members attendance at annual meetings of stockholders but encourages each director to attend said meetings. The Annual Meeting will be our first annual meeting of stockholders since our IPO in 2012.

Board Committees

The Board of directors has three standing committees: the audit committee, the compensation committee, and the nominating and corporate governance committee. The Board has adopted a written charter for each of these committees, which sets out the functions and responsibilities of each committee. The charters of these committees are available in their entirety on the Investor Relations section of Roundy’s website, www.roundys.com.

Audit Committee. The audit committee is responsible for, among other matters: (1) appointing, retaining, terminating, and evaluating our independent registered public accounting firm and approving all services to be performed by them; (2) overseeing our independent registered accounting firm’s qualifications, independence and performance; (3) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (4) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (5) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (6) reviewing and approving certain related person transactions. This committee held 8 meetings (in person, telephonically or by written consent) during the 2012 fiscal year.

Our audit committee consists of Messrs. Condon, Drayer, and Josefowicz and Mr. Condon serves as the chairman of such committee. Each member of the audit committee meets the independence and financial literacy requirements of the SEC and the NYSE. The Board has determined that Mr. Condon is an audit committee financial expert under SEC rules and has accounting or related financial management expertise.

Audit Committee Report

The audit committee of the Board serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process, and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the audit committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Ernst & Young LLP, acting as independent auditor, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

In this context, the audit committee hereby reports as follows:

1.	The audit committee has reviewed and discussed the audited financial statements for fiscal 2012 with management.

2.	The audit committee has discussed with the independent auditor the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The audit committee has received the written disclosures and the letter from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence.

4.	Based on the review and discussion referred to in paragraphs (1) through (3) above, the audit committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 29, 2012 for filing with the SEC.

Audit Committee

Patrick J. Condon, Chair

Ralph W. Drayer

Gregory P. Josefowicz

Compensation Committee. The compensation committee is responsible for, among other matters: (1) reviewing key employee compensation goals, policies, plans and programs; (2) reviewing and approving the compensation of our directors, chief executive officer and other executive officers; (3) reviewing and approving employment agreements and other similar arrangements between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans. This committee held 12 meetings (in person, telephonically or by written consent) during the 2012 fiscal year.

Our compensation committee consists of Messrs. Drayer, Josefowicz and Stein, and Mr. Stein serves as the chairman of such committee. Each member of the compensation committee meets the independence requirements of the NYSE.

Nominating and Corporate Governance Committee. The nominating and corporate governance committee is responsible for, among other matters: (1) identifying individuals qualified to become members of our Board, consistent with criteria approved by our Board; (2) overseeing the organization of our Board to discharge the Board’s duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; (4) developing and recommending to our Board a set of corporate governance guidelines and principles applicable to us; (5) reviewing and monitoring compliance with our code of ethics and our insider trading policy; and (6) reviewing and approving certain related party transactions. This committee did not meet during the 2012 fiscal year.

Our nominating and corporate governance committee consists of Messrs. Drayer, Josefowicz and Stein, and Mr. Stein serves as the chairman of such committee. Each member of the nominating and corporate governance committee meets the independence requirements of the NYSE.

Policy Regarding Consideration of Candidates for Director

The nominating and corporate governance committee will consider stockholder nominations for membership on the Board. Stockholders wishing to recommend candidates to be nominated for election to Roundy’s Board by stockholders at the 2014 general meeting of stockholders may do so by sending to the attention of the Chairman of the nominating and corporate governance committee at the above address the following: The business experience and other significant accomplishments, an acknowledgement from the candidate that he or she would, if elected, be willing to serve on the Board, a statement by the stockholder outlining the reasons why this candidate’s skills, experience and background would make a valuable contribution to the Board and a minimum of two references who have either worked with the candidate, served on a board of directors or board of trustees with the candidate, or can otherwise provide relevant perspective on the candidate’s capabilities as a potential Board member.

Recommendations must be received by the Chairman of the nominating and corporate governance committee by December 8, 2013. Stockholder recommendations provided to the Chairman of the nominating and corporate governance committee within this timeframe will be reviewed using the nominating process outlined in the nominating and corporate governance committee charter.

Code of Business Conduct

The Board has approved and adopted a Code of Business Conduct applicable to all directors, officers and employees, including our principal executive, financial and accounting officers and all persons performing similar functions. The Code of Business Conduct is available on the Investor Relations section of our corporate website, www.roundys.com.

Director and Officer Indemnification and Limitation of Liability

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware General Corporate Law

(“DGCL”). In addition, our amended and restated certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to us or our stockholders or (ii) for acts or omissions not in good faith or acts or omissions that involve intentional misconduct or a knowing violation of law.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements provide the executive officers and directors with contractual rights to indemnification, expense advancement and reimbursement, to the fullest extent permitted under the DGCL. There is no pending litigation or proceeding naming any of our directors or officers to which indemnification is being sought, and we are not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Board Leadership Structure

The Chairman of the Board, Mr. Mariano, also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive officer roles is the most appropriate structure for Roundy’s at this time because (i) this structure has had a longstanding history with Roundy’s, which the Board believes has served our stockholders well through many economic cycles and business challenges; (ii) the Board believes Mr. Mariano’s unique business experience and history with Roundy’s makes it appropriate for him to serve in both capacities; and (iii) the Board believes its corporate government processes and committee structures preserve Board independence by insuring independent discussions among directors and independent evaluation of, and communications with, members of senior management such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.

Role of the Board in Oversight of Risk

The Board does not have a separate risk oversight body, but rather manages risk directly. The Board mitigates risk through discussing with management the appropriate level of risk for Roundy’s and evaluating the risk information received by management. These risks include financial, competitive and operational risks. Further, on a quarterly basis, management reports to the audit committee regarding Roundy’s various risk areas to as part of the Committee’s oversight role over financial reporting in accordance with the audit committee charter. In addition, other committees of the Board consider risks within their areas of responsibility.

Communications with the Board

Stockholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Group Vice President—Legal, Risk & Treasury and Corporate Secretary , Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attn: Board of Directors. In accordance with instructions provided by our audit committee, your correspondence will be distributed as applicable to our Chief Executive Officer and Chief Financial Officer, who will review the correspondence before forwarding it directly to the Board member(s) to whom you wish to communicate.

All such correspondence will be forwarded as described above unless they are of a trivial nature or otherwise not related to accounting, internal controls, auditing matters, corporate governance, or any other significant legal or ethical issues at Roundy’s. However, a report will be made to the audit committee of all calls or correspondence to the Board, and all such reports and correspondence are available to all directors and are preserved in accordance with our retention policy.

Director Compensation

The following table sets forth the annual compensation that we paid our non-employee directors in 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
Patrick J. Condon	43,418	66,069	109,487
Ralph W. Drayer	71,000	76,364	147,364
Gregory P. Josefowicz	68,000	74,997	142,997
Christopher F. Larson	62,764	76,364	139,128
Avy H. Stein	74,500	76,364	150,864
John R. Willis	50,000	76,364	126,364

All members of our Board that are not employed by Roundy’s or one of its subsidiaries receive compensation for their services to the Board and related committees pursuant to the policy described below.

Description	Amount
Annual retainer	$50,000

Committee member meeting fees	$1,500 per meeting for membership on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee

Additional retainer for chair of committee	$10,000 for Audit Committee; $7,750 for Compensation Committee or Nominating and Corporate Governance Committee

Additional retainer for lead director	$30,000

All directors are entitled to be reimbursed for their reasonable expenses to attend meetings of our Board and related committees and otherwise attend to our business. In addition, our non-employee directors are entitled to the following equity awards:

Initial Restricted Stock Grant. Messrs. Drayer, Larson, Stein and Willis each received a grant of 8,984 shares of restricted common stock upon completion of our IPO in February of 2012. Messrs. Condon and Josefowicz received grants of 6,574 and 6,983 shares of restricted common stock, respectively, upon their appointment to our Board in 2012. These shares of restricted common stock vest on the first anniversary of the grant date.

Annual Restricted Stock Grant. On an annual basis, each of our non-employee directors then in office will receive a grant of $75,000 worth of restricted common stock. These shares of restricted common stock will vest on the first anniversary of the grant date.

All of our non-employee directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least four times the annual cash retainer ($200,000—four times the $50,000 annual retainer) in stock or stock equivalents, subject to a five-year phase-in period following our IPO or from the date of appointment for newly-elected directors. All non-employee directors are on track to meet this guideline.

Directors and Executive Officers

The following table sets forth the names, ages and titles of our current directors and executive officers as of March 5, 2013:

Name	Age	Position
Robert A. Mariano	63	Chairman, President and Chief Executive Officer and Director
Darren W. Karst	53	Executive Vice President, Chief Financial Officer and Assistant Secretary
Donald S. Rosanova	63	Executive Vice President—Operations
John W. Boyle	55	Group Vice President—Store Operations
Donald G. Fitzgerald	51	Group Vice President—Chief Merchandising Officer
Don P. Hamblen	56	Group Vice President—Chief Marketing Officer
Edward G. Kitz	59	Group Vice President—Legal, Risk & Treasury and Corporate Secretary
Patrick T. Mullarkey	52	Group Vice President—Information Technology
Jessie W. Terry	39	Group Vice President—Chief Human Resource Officer
Michael P. Turzenski	49	Group Vice President—Chief Accounting Officer
Patrick J. Condon	64	Director
Ralph W. Drayer	68	Director
Gregory P. Josefowicz	60	Director
Christopher F. Larson	30	Director
Avy H. Stein	58	Director
John R. Willis	63	Director

Our executive officers are appointed by our Board and serve until their successors have been duly elected and qualified or their earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Set forth below is a description of the background of the persons named above, other than Messrs. Mariano and Josefowicz, whose background information is provided in “Election of Directors (Proposal No. 1).”

Named Executive Officers

Darren W. Karst—Executive Vice President and Chief Financial Officer. Mr. Karst has served as Executive Vice President, Chief Financial Officer and Assistant Secretary since June 2002. From 2000 until May 2002, Mr. Karst served as Executive Vice President and Chief Financial Officer of Alliance Entertainment Corp. Mr. Karst served as Senior Vice President, Chief Financial Officer, Secretary and director of Dominick’s from March 1995 and as Executive Vice President, Finance and Administration, Chief Financial Officer, Secretary and director from March 1996 until the acquisition of Dominick’s by Safeway in 1998. From 1991 to 2002, Mr. Karst was a partner at the Yucaipa Companies, a private equity investment firm.

Donald S. Rosanova—Executive Vice President—Operations. Mr. Rosanova has served as our Executive Vice President—Operations since May 2006 and has served as Group Vice President—Supply Chain from 2002 to 2006. Prior to joining Roundy’s, Mr. Rosanova was Vice President of Operations of Edward Don & Company, a provider of foodservices supplies and equipment, from 1999 to 2002. Prior to that, Mr. Rosanova served as Group Vice President of Operations at Dominick’s from 1996 to 1998 and held various management positions within Dominick’s from 1971 to 1996.

John W. Boyle—Group Vice President—Store Operations. Mr. Boyle has served as Group Vice President—Store Operations since October 2009. From 2003 to 2009, Mr. Boyle served as Group Vice President—Information Technology and Business Process Excellence. From 2002 to 2003, Mr. Boyle held various management positions within Roundy’s or provided independent consulting services for Roundy’s. From 1999 to 2002, Mr. Boyle held various management positions at Storage Networks, Inc. Mr. Boyle served as Vice President—Administration at

Dominick’s from 1995 to 1996 and as Group Vice President—Information Technology and Store Planning at Dominick’s from 1996 until its acquisition by Safeway in 1998. From 1992 to 1995, Mr. Boyle served as Vice President—Information Technology at Food 4 Less Supermarkets, Inc.

Donald G. Fitzgerald—Group Vice President—Chief Merchandising Officer. Mr. Fitzgerald has served as Group Vice President—Chief Merchandising Officer since August 2012 and Group Vice President—Merchandising and Procurement from March 2008 to July 2012. From February 2007 to February 2008, Mr. Fitzgerald served as Vice President—Sales and Merchandising for Meijer Inc.’s Chicago division. Prior to that, Mr. Fitzgerald spent two years as a partner with The Partnering Group. From 1977 to 2005, Mr. Fitzgerald held various management positions at Dominick’s, where he was responsible for sales and merchandising activities, including pricing, category management, promotional planning and inventory replenishment.

Other Key Employees

Don P. Hamblen—Group Vice President—Chief Marketing Officer. Mr. Hamblen has served as Group Vice President—Chief Marketing Officer since August 2012. From 2010 to 2012, Mr. Hamblen was Senior Vice President Customer Marketing for Family Dollar Stores. From 2006 to 2010, Mr. Hamblen was with Sears, a unit of Sears Holdings Corporation, serving most recently as Chief Marketing Officer. From 2000 to 2006 Mr. Hamblen was Vice President of Marketing at Payless ShoeSource. Prior to 2000, Mr. Hamblen held various marketing roles at LensCrafters and the Procter & Gamble Company.

Edward G. Kitz—Group Vice President—Legal, Risk & Treasury and Corporate Secretary. Mr. Kitz has served as Group Vice President—Legal, Risk & Treasury and Corporate Secretary since September 2003 and served as Vice President and Secretary of Roundy’s from 1995 to 2003. Mr. Kitz joined Roundy’s in 1980 as the Corporate Controller and became Vice President in 1985. Starting in 1989, Mr. Kitz also served as Treasurer of Roundy’s. Prior to joining Roundy’s, Mr. Kitz was a senior accountant at Deloitte & Touche LLP.

Patrick T. Mullarkey—Group Vice President—Information Technology. Mr. Mullarkey has served as Group Vice President—Information Technology since May 2010. Prior to joining Roundy’s, Mr. Mullarkey served the Target Corporation as Vice President, Information Technology Services from 2004 to 2010, as Vice President, Applications Development in 2003 and as Vice President, Corporation Systems Development in 2002. From 1992 to 2001, Mr. Mullarkey held numerous positions with Booz Allen Hamilton.

Jessie W. Terry—Group Vice President—Chief Human Resource Officer. Mr. Terry has served as Group Vice President—Chief Human Resource Officer since August 2012. From 2001 to 2012 Mr. Terry was with Kraft Foods, Inc. having served most recently as Senior Human Resource Leader at Oscar Mayer, a Kraft business unit. Prior to 2001, Mr. Terry’s experience includes human resource roles at Cummins, Inc. and operational roles at Dean Foods Company.

Michael P. Turzenski—Group Vice President—Chief Accounting Officer. Mr. Turzenski has served as Group Vice President—Chief Accounting Officer since February 2012. Mr. Turzenski joined Roundy’s in 2007 as Vice President, Controller. Prior to joining Roundy’s, Mr. Turzenski was Director of Accounting from 2005 to 2007 with Rockwell Automation, Inc.

Board of Directors

Patrick J. Condon—Class III Director. Mr. Condon has been our director and Chairman of the audit committee of the Board of Directors since May 2012. Mr. Condon is a retired partner of Deloitte & Touche, LLP. Mr. Condon joined Deloitte & Touche LLP in 2002 where he provided audit and strategic financial consulting services to clients until his retirement in 2011. Since his retirement in 2011, Mr. Condon has been a private investor. Mr. Condon also held a number of national and Midwest region leadership roles within Deloitte & Touche, including leading the Midwest Corporate Governance Services Practice. From 1970 to 2002,

Mr. Condon worked for Arthur Andersen LLP, where he provided various consulting and attest services to clients. Mr. Condon is also an independent director and member of the Audit and Corporate Governance Committees of the Board of Directors of Cloud Peak Energy, Inc. Mr. Condon has over forty years’ experience in accounting and finance, with a focus in leadership and strategy. His qualifications as a financial expert provide an essential skill set to the Board and the audit committee.

Ralph W. Drayer—Class II Director. Mr. Drayer has been our director since 2002. Mr. Drayer has served as the President of Supply Chain Insights, a supply chain consulting company, and as a private investor since 2001. Mr. Drayer served as Vice President—Service & Logistics Officer of The Procter & Gamble Company from 1991 to 2001. Mr. Drayer also held a number of distribution, logistics, customer service, and customer business development responsibilities while with The Procter & Gamble Company, both domestically and internationally. Mr. Drayer brings to our Board extensive leadership experience and significant expertise in corporate operations and logistics. Based upon his experience in logistics and supply chain mechanics, Mr. Drayer also offers our Board of directors insights into the challenges and opportunities relating to our distribution network.

Christopher F. Larson—Class II Director. Mr. Larson has been our director since November 2011. Mr. Larson joined Willis Stein in 2006, serving as Managing Director of Willis Stein since August 2012 and as a Vice President of Willis Stein from December 2010 to July 2012. Prior to joining Willis Stein, Mr. Larson worked as an accountant for Motorola’s Automotive Finance Group from June 2003 to 2006. Mr. Larson is also a Certified Public Accountant. Mr. Larson serves on the boards of directors of Education Corporation of America, VelociTel and Strategic Materials. Mr. Larson brings to the board significant experience in finance and corporate strategy development, and a particular knowledge of accounting.

Avy H. Stein—Class III Director. Mr. Stein has been our director since June 2002 and has served as chairman of the compensation committee and the nominating and corporate governance committee of the Board of Directors since February 2012. Mr. Stein has served as a Managing Partner of Willis Stein since 1994. From 1980 through 1983, Mr. Stein was an attorney with Kirkland & Ellis LLP. From 1984 to 1985, Mr. Stein served as President of Cook Energy Corporation, an oil and gas exploration and production company, and Vice President of Corporate Planning and Legal Affairs at Cook International, Inc., a conglomerate that was previously listed on the American Stock Exchange. From 1989 through 1994, Mr. Stein served as Managing Director of Continental Illinois Venture Corporation, a subsidiary of Continental Bank Corporation. Mr. Stein serves on the boards of directors of Education Corporation of America, Strategic Materials and VelociTel and serves as chairman of the Board of Directors of Lincoln Renewable Energy and as lead director and chairman of the Compensation Committee of Interval Leisure Group. Mr. Stein brings to the Board vast experience in finance, corporate strategy and leadership of large organizations. Mr. Stein also has extensive experience serving on the boards of numerous public and private companies.

John R. Willis—Class III Director. Mr. Willis has been our director since June 2002. Mr. Willis has served as a Managing Partner of Willis Stein since 1994. From 1989 through 1994, Mr. Willis served as President and a director of Continental Illinois Venture Corporation, a subsidiary of Continental Bank Corporation. Mr. Willis joined Continental Bank in 1974 and held various managerial and banking responsibilities in Corporate Finance and Corporate Banking. In 1988, Mr. Willis founded Mezzanine Investment Group and served as its leader through 1990. Mr. Willis serves on the boards of directors of Education Corporation of America, VelociTel and Strategic Materials. Mr. Willis brings to the Board extensive experience in finance, corporate strategy and management of complex organizations. Mr. Willis also has extensive experience serving on the boards of numerous public and private companies.

Executive Compensation

Compensation Committee Report

This report is submitted by the compensation committee of the Board. The compensation committee has reviewed the Compensation Discussion and Analysis included in this Proxy Statement and discussed it with management. Based on its review of the Compensation Discussion and Analysis and its discussions with management, the compensation committee has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the compensation committee,

Avy H. Stein, Chair

Ralph W. Drayer

Gregory P. Josefowicz

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or compensation committee.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the compensation arrangements we have with our Named Executive Officers (“NEOs”) listed in the Summary Compensation Table set forth below. This section discusses the objectives and philosophy underlying our compensation policies for our NEOs, our compensation decisions with respect to our NEOs during 2012 and the factors relevant to an analysis of these decisions. This Compensation Discussion and Analysis contains forward-looking statements that are based on our current plans and expectations regarding future compensation plans and arrangements. The actual compensation plans and arrangements that we adopt may differ materially from the currently anticipated plans and arrangements as summarized in this discussion.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation programs are to (1) fairly compensate our executive officers, (2) attract, motivate and retain highly qualified executive officers who contribute to the long-term success of our company; (3) achieve accountability for performance; (4) link future performance rewards to clearly defined corporate goals; and (5) align the interests of our executive officers and our stockholders through short- and long-term incentive compensation programs. We seek to apply a consistent philosophy to compensation for all executive officers. Our compensation philosophy is based on the following core principles:

To Pay for Performance. Our NEOs are partially compensated based on company performance, as measured against certain pre-established financial objectives. The amounts earned by our executive officers vary based on the extent to which the objectives are met.

To Pay Competitively. We are committed to providing a total compensation program designed to retain our highest performing employees and executives and attract superior leaders to our company. We have established compensation levels that we believe are competitive based on our compensation committee’s and our Board’s experience with pay practices and compensation levels of companies similar to us.

To Pay Equitably. We believe that it is important to apply generally consistent guidelines for all executive officer compensation programs. In order to deliver equitable pay levels, our compensation committee considers depth and scope of accountability, complexity of responsibility, qualifications and executive performance, both individually and collectively as a team.

In addition to current compensation, we have found it important in some cases to provide our named executive officers with competitive post-employment compensation. Post-employment compensation consists primarily of two elements—severance pay and benefits continuation for a specified period of time. We believe that these benefits are important considerations for our executive officer compensation packages, as they afford a measure of financial security in the event of termination of their employment under certain circumstances and also enable us to secure their cooperation following termination. We have sought to ensure that each combined compensation package is competitive at the time the package is negotiated with the executive officer. We provide post-employment compensation to our executive officers on a case-by-case basis as the employment market, the qualifications of potential employees and our hiring needs dictate.

Compensation Mix. While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted any policies or guidelines for allocating compensation between cash and non-cash compensation or among different forms of non-cash compensation. In addition to the compensation objectives and philosophy discussed above, the principal factors affecting our compensation committee’s decisions regarding amounts and mix of compensation include:

•	overall corporate performance, including financial condition and available resources;

•	the executive officer’s performance against corporate level strategic goals established as part of our annual planning process; and

•	the nature and scope of the executive officer’s responsibilities.

Overview and Responsibilities for Compensation Decisions

The compensation committee reviews compensation elements and amounts for our executive officers on an annual basis and at the time of a promotion or other change in level of responsibilities, as well as when competitive circumstances or business needs may require.

Our compensation committee considers input from our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and our Group Vice President—Chief Human Resource Officer when setting financial objectives for our cash and non-cash incentive plans. These executives provide compensation recommendations to the compensation committee for executives other than themselves based on the benchmarking data discussed below and the other considerations mentioned in this Compensation Discussion and Analysis. Our compensation committee recommends compensation packages to our Board that are consistent with our compensation philosophy, strategically positioned against our peer group and competitive with other organizations similar to ours.

Our compensation committee and our CEO, in consultation with our Board, have been responsible for the oversight, implementation and administration of all of our executive compensation plans and programs. Our Board and compensation committee determined all of the components of our CEO’s compensation and, in consultation with our CEO, the compensation of our other NEOs. Executive compensation is reviewed annually as part of our business planning for the year. During this process, our CEO and CFO are involved in the review of overall compensation for executive officers other than themselves and the determination of corporate-level performance goals for that year.

Our compensation committee and our CEO evaluate the performance and development of our executive officers in their respective positions, establish corporate performance objectives relative to compensation, make determinations as to whether and to what extent such performance objectives have been achieved and ensure that we have effective and appropriate compensation programs in place. Our compensation arrangements with our executive officers are primarily based on the consolidated financial achievements of our company established at the beginning of the year, and reflect our commitment to compensating for the overachievement of corporate or individual objectives and applying incentive deductions for underachievement of objectives.

Our CEO, as the leader of our executive team, assesses each NEO’s contribution to corporate goals, and then makes a recommendation to our compensation committee with respect to compensation of each officer. Our compensation committee undertakes a similar review of our CEO’s contribution to corporate goals. Our compensation committee meets to consider these recommendations and makes determinations relating to the compensation of our CEO and, in consultation with our CEO, makes determinations relating to the compensation of our other NEOs.

The compensation committee engaged a third-party consultant, Meridian Compensation Partners, LLC (“MCP”), to assist with determining compensation levels. MCP reports directly to the committee and did not provide additional services to Roundy’s during 2012. The committee has the sole authority to retain and dismiss MCP and to approve MCP’s fees. MCP provides objective and independent advice and analysis to the committee with respect to executive compensation. The committee retains MCP based upon its expertise, independence, and industry experience. The committee relies on MCP to provide an annual review of executive and board compensation practices of companies in our peer group including a benchmarking analysis of base salary and short- and long-term incentive targets of the companies with which we compete for executive talent. In addition, the committee may, from time-to-time, request advice from MCP concerning the design, communication, and implementation of our incentive plans and other compensation programs.

The compensation committee has determined that the work of MCP did not raise any conflicts of interest in 2012. In making this assessment, the committee considered the independence factors enumerated in new Rule 10C-1(b) under the Securities Exchange Act of 1934 (the “Exchange Act”), including the fact that MCP does not provide any other services to Roundy’s, the level of fees received from Roundy’s as a percentage of MCP’s total revenue, policies and procedures employed by MCP to prevent conflicts of interest, and whether the individual MCP advisers to the committee own any stock of Roundy’s or have any business or personal relationships with members of the committee or our executive officers.

Benchmarking

Our Group Vice President—Chief Human Resource Officer and MCP, in consultation with our compensation committee, compiled a report of benchmark data for executive officers holding comparable positions at comparable companies, including base salary, annual cash incentive plan opportunities and awards and long-term incentive award values. For 2012, the peer group of companies we used in our benchmarking survey is comprised of the following companies:

Big Lots, Inc. (BIG)	Ingles Markets, Incorporated (IMKTA)
Casey’s General Stores, Inc. (CASY)	99¢ Only Stores
Dollar Tree, Inc. (DLTR)	The Pantry, Inc. (PTRY)
Family Dollar Stores, Inc. (FDO)	Susser Holdings Corporation (SUSS)
Fred’s, Inc. (FRED)	Weis Markets, Inc. (WMK)
The Great Atlantic & Pacific Tea Company, Inc.	Winn-Dixie Stores, Inc.
Harris Teeter Supermarkets Inc. (HTSI)	Whole Foods Market, Inc. (WFM)

For 2013, the peer group of companies we will use in our benchmarking survey is comprised of the following companies:

Big Lots, Inc. (BIG)	PetSmart, Inc. (PETM)
Casey’s General Stores, Inc. (CASY)	Sally Beauty Holdings, Inc. (SBH)
Dollar Tree, Inc. (DLTR)	Spartan Stores, Inc. (SPTN)
Family Dollar Stores, Inc. (FDO)	Susser Holdings Corporation (SUSS)
The Fresh Market, Inc. (TFM)	Tractor Supply Company (TSCO)
Harris Teeter Supermarkets Inc. (HTSI)	Ulta Salon, Cosmetics & Fragrance, Inc. (ULTA)
Ingles Markets, Incorporated (IMKTA)	United Natural Foods, Inc. (UNFI)
Nash-Finch Company (NAFC)	Weis Markets, Inc. (WMK)
The Pantry, Inc. (PTRY)	Whole Foods Market, Inc. (WFM)

All of these companies, in both the grocery industry and the non-grocery industries, were selected for the compensation peer group because they were considered to be significant competitors with respect to the individuals with the talent and experience needed to serve in our executive officer positions. Peer group data is collected for executive positions so we can determine appropriate ranges of base salary levels and annual increases to attract and retain qualified executives. In general, we use the medians for comparable positions in the peer group as our competitive benchmarks for setting our pay structure.

While our compensation committee will utilize this formal benchmarking in its consideration of compensation decisions, we expect it will continue to manage our compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate.

Risk Management and Assessment

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, our CEO, compensation committee and Board believe that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks. These beliefs are based on the following factors:

•	we do not have a particular business unit that carries a significant portion of our overall risk profile on a stand-alone basis;

•	our compensation policies and practices are uniform across each of our functional areas and departments;

•	the mix of compensation among base salary and incentive cash bonus does not encourage excessive risk taking;

•	our annual compensation review and performance evaluation process considers factors that do not encourage excessive risk taking, such as management skills, team building, integrity and mentoring.

Employment Agreements

We are party to employment agreements with our CEO and CFO. We have described the material terms of these agreements in the section “Employment Agreements.” These employment agreements generally establish the terms and conditions of such NEO’s employment relationship with us. These agreements generally provide that such named executive receive a minimum base salary and be eligible to receive an annual bonus but do not otherwise provide for annual salary or bonus increases or other compensation increases.

Elements of Compensation

Compensation for our NEOs is individualized and takes into account the financial condition of the company and general employment conditions in the market. Our current executive compensation program consists of the following components:

•	base salary;

•	annual cash performance-based bonus;

•	restricted stock awards;

•	benefits payable upon an executive officer’s involuntary termination in certain circumstances; and

•	other benefits generally available to all salaried employees.

Our executive compensation includes both fixed components (base salary and benefits) and a variable component annual (cash bonus). The fixed components of compensation are designed to be competitive in order to induce talented executives to join our company. The variable components are tied specifically to the achievement of company-wide objectives and are designed so that above average performance is rewarded with above average rewards. Our compensation committee believes this mix of compensation components is appropriate for our NEOs because it appropriately incentivizes them to plan and work toward the achievement of our long-term success and aligns the interests of our NEOs with the interests of our stockholders, since the amount of compensation will vary depending upon our financial performance. Our compensation committee also believes that this mix is typical of companies in our industry and at our stage of development. Our compensation committee strives to achieve an appropriate mix between the various elements of our compensation program to meet our compensation objectives and philosophy; however, it does not apply any rigid allocation formula in setting our executive compensation, and we may make adjustments to this approach for various positions after giving due consideration to prevailing circumstances, the individuals involved and their responsibilities and performance.

The table below sets forth for each of our NEOs the applicable percentage of his total compensation in 2012 represented by fixed and variable components and what the applicable percentage would have been if the target for the variable component had been achieved:

	Percentage of 2012 Salary and Incentive Compensation
Name	Actual Fixed	Actual Variable	Target Fixed	Target Variable
Robert A. Mariano	100%	0%	50%	50%
Darren W. Karst	100%	0%	50%	50%
Donald S. Rosanova	100%	0%	57%	43%
John W. Boyle	100%	0%	67%	33%
Donald G. Fitzgerald	100%	0%	67%	33%

Base Salary. We provide a base salary to each of our NEOs which is intended to reflect the scope of their responsibilities, individual performance, labor market conditions and competitive market salary levels. The base salaries for our NEOs in 2012 were established by our compensation committee, based in large part on the salaries established for these persons when they were hired or promoted. Base salaries are reviewed annually and may be adjusted from time to time based on performance, changes in responsibilities and overall budget considerations.

The compensation committee authorized an increase in the base salaries for our NEOs effective April 2012, and the table below sets forth the current base salaries for each of our NEOs:

Name	2012 Base Salary	Approximate Percentage Increase Compared to 2011
Robert A. Mariano	$985,000	12.5%
Darren W. Karst	714,000	7.5%
Donald S. Rosanova	508,000	5.1%
John W. Boyle	394,000	5.1%
Donald G. Fitzgerald	394,000	5.1%

Salaries for our NEOs are reviewed annually, as well as at the time of a promotion or other change in level of responsibilities, or when competitive circumstances or business needs may require. In 2012, the compensation committee reviewed peer group benchmark data compiled by MCP. The general objective of the compensation committee was to target compensation for our NEOs in the 50th to 75th percentile of this data.

Performance-Based Cash Incentives. We pay performance-based cash incentives in order to align the compensation of our employees, including our NEOs, with our short-term operational and performance goals and to provide near-term rewards for employees to meet these goals. Our short-term, performance-based executive bonus plan is offered under the 2012 Incentive Compensation Plan, which was approved by our stockholders in connection with our IPO. The performance-based executive bonus plan provides our NEOs the opportunity to earn incentive payments for each fiscal year. These incentive payments are intended to motivate our NEOs to work effectively to achieve financial performance and reward them when these objectives are met. Each NEO’s target bonus amount is expressed as a percentage of base salary (the “Target Bonus”). The compensation committee sets performance ranges (which we refer to as “bandwidths”) centered on targets for total company net sales and total company Adjusted EBITDA to help determine what percentage of the Target Bonus should be paid out to each NEO. Adjusted EBITDA is a non-GAAP measure specific to this plan and may not be comparable to other similarly titled measures of other companies. We use net sales and adjusted EBITDA because it measures performance over the periods in which our NEOs can have significant impact, is directly linked to our long-term growth plan, and is a key metric used by management and the Board to assess our operating performance. The targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Our targets are intended to be realistic and reasonable, but challenging, in order to drive performance on an individual basis.

The actual percent of the Target Bonus that could have been paid to our NEOs for 2012 ranged from 0% to 100% of the target opportunity, based upon corporate performance against net sales and Adjusted EBITDA targets. Net sales are weighted 25% and Adjusted EBITDA is weighted 75%.

2012 Bonus Plan. For 2012, the corporate target performance goal for net sales was $3.989 billion and for Adjusted EBITDA was $228.2 million. In addition, Adjusted EBITDA had to be greater than $214.6 million before any bonus would be paid. The actual payout multiplier applied for each metric is calculated based on how 2012 results compare to each target performance goal. Additionally, the compensation committee may consider adjustments consistent with our overall compensation philosophy such as adjustments made to ensure that compensation is competitive with the market, payouts are properly aligned with our performance and management operates the business to drive long-term sustainable growth. For 2012, our corporate performance did not meet the Adjusted EBITDA threshold of $214.6 million and, therefore, no bonuses were paid to our NEOs.

The following table shows each NEO’s potential bonus payment as a percentage of 2012 base salary and his actual bonus payment in absolute terms and as a percentage of 2012 base salary.

Name	Target Bonus Payment as Percentage of Salary	Actual Bonus Payment as Percentage of Salary	Actual Bonus Payment
Robert A. Mariano	100%	0%	$0
Darren W. Karst	100%	0%	$0
Donald S. Rosanova	75%	0%	$0
John W. Boyle	50%	0%	$0
Donald G. Fitzgerald	50%	0%	$0

2013 Bonus. The following table shows each NEO’s performance-based cash incentive targets as a percentage of base salary for 2013. For 2013, we are again using total company net sales and total company Adjusted EBITDA as the financial objectives for the plan. Net sales are weighted at 25% and Adjusted EBITDA is weighted 75%.

The actual percent of the Target Bonus paid to our NEOs in 2013 can range from 0% to 143.45% of the target opportunity, based upon corporate performance against net sales and Adjusted EBITDA targets. We have chosen not to disclose the specific net sales and Adjusted EBITDA targets for 2013 because we believe such disclosure would result in serious competitive harm and be detrimental to our operating performance. Our 2013 goals are intended to be realistic and reasonable, but challenging in order to drive performance. The compensation committee and management believe that by using these metrics we are encouraging profitable top line growth and cash generation for stockholders.

Name	Target Bonus Payment as Percentage of Salary
Robert A. Mariano	100%
Darren W. Karst	100%
Donald S. Rosanova	75%
John W. Boyle	50%
Donald G. Fitzgerald	50%

Although net sales and Adjusted EBITDA were used as financial measures for 2012 and will be used as the financial measures for 2013, the compensation committee may use other objective financial performance indicators for the plan in the future, including, without limitation, the price of our common stock, stockholder return, return on equity, return on investment, return on capital, sales productivity, same-store sales growth, economic value added, operating income, gross margin, sales, cash flow, earnings per share or market share.

Equity Incentives. In connection with the completion of our IPO, we adopted the 2012 Incentive Compensation Plan. The 2012 Incentive Compensation Plan provides for grants of stock options, stock appreciation rights, restricted stock, other stock-based awards and other cash-based awards. Directors, officers and other employees of us and our subsidiaries, as well as others performing consulting or advisory services for us, will be eligible for grants under the 2012 Incentive Compensation Plan. The purpose of the 2012 Incentive Compensation Plan is to provide incentives that will attract, retain and motivate high performing officers, directors, employees and consultants by providing them a proprietary interest in our long-term success or compensation based on their performance in fulfilling their responsibilities to our company. Upon completion of our IPO, we awarded shares of restricted stock to each of our NEOs (Mr. Mariano (235,851 shares), Mr. Karst (103,431 shares), Mr. Rosanova (75,287 shares), Mr. Boyle (33,695 shares), and Mr. Fitzgerald (33,695 shares)) under the 2012 Incentive Compensation Plan. The compensation committee determined the size of the 2012 restricted stock grants based on a review of peer group benchmark data compiled by MCP with the general objective for overall compensation to be positioned in the 50th to 75th percentile of our peer group. Most of the senior members of our management team participated in our June 2002 acquisition led by Willis Stein and, until the IPO, we had not made any periodic awards of additional equity incentives to our employees.

Additional Executive Benefits. We provide our NEOs with benefits that our Board believes are reasonable and in the best interests of our company and our stockholders. Consistent with our compensation philosophy, we intend to continue to maintain our current benefits for our NEOs, including retirement plans, life insurance benefits, paid vacation and other benefits described below. The compensation committee, in its discretion, may revise, amend or add to an officer’s benefits if it deems it advisable. We believe these benefits are generally equivalent to benefits provided by comparable companies.

•

Retirement Plan Benefits. We sponsor a 401(k) defined-contribution plan, or the “401(k) Plan” covering substantially all eligible employees, including our NEOs. Employee contributions to the 401(k) Plan are voluntary. Contributions by participants are limited to their annual tax deferred contribution limited by the Internal Revenue Service. We contribute an amount equal to 100% of the first 3% of the eligible compensation deferred by a participant and 50% of the next 2% of the eligible compensation deferred by a participant.

•

Health and Welfare Benefits. We offer medical, dental, vision, life insurance, short-term and long-term disability insurance and accidental death and dismemberment insurance for all eligible employees, including our NEOs.

Accounting and Tax Considerations

In determining which elements of compensation are to be paid, and how they are weighted, we also take into account whether a particular form of compensation will be deductible under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Section 162(m) generally limits the deductibility of compensation paid to our NEOs to $1 million during any fiscal year unless such compensation is “performance-based” under Section 162(m). However, under a Section 162(m) transition rule for compensation plans or agreements of corporations which are privately held and which become publicly held in an initial public offering, compensation paid under a plan or agreement that existed prior to the initial public offering will not be subject to Section 162(m) until the earlier of (1) the expiration of the plan or agreement; (2) a material modification of the plan or agreement; (3) the issuance of all employer stock and other compensation that has been allocated under the plan; or (4) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the year of the initial public offering, or the “Transition Date.” After the Transition Date, rights or awards granted under the plan, will not qualify as “performance-based compensation” for purposes of Section 162(m) unless such rights or awards are granted or vest upon pre-established objective performance goals, the material terms of which are disclosed to and approved by our stockholders.

We may rely on the exemption from Section 162(m) afforded to us by the transition rule described above for compensation paid pursuant to our pre-existing plans.

Many other Code provisions, SEC regulations and accounting rules affect the payment of executive compensation and are generally taken into consideration as programs are developed. Our goal is to create and maintain plans that are efficient, effective and in full compliance with these requirements.

Prohibition of Gross-Up Payments in Future Executive Agreements

We have entered into employment agreements with two of our executive officers that contain provisions allowing for tax gross-up payments in certain situations following a change in control. Subsequent to the execution of these employment agreements, the Board has since resolved that no future agreements with executive officers may contain similar provisions.

Recoupment Policy

We are subject to the recoupment requirements under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other applicable laws. In addition, we have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or otherwise amended in a manner that would have reduced the size of such bonuses or payments.

Stock Ownership Guidelines and Securities Trading Policy

We have developed stock ownership requirements to establish commonality of interest between management and stockholders and to encourage executives to think and act like owners. By encouraging executives and directors to accumulate and maintain a specific level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to realized gains. Our current stock ownership guidelines (minimum requirements) are as follows:

Chief Executive Officer	5x annual base salary
Other Executive Officers	2x annual base salary
Members of the Board of Directors	4x annual retainer

The stock ownership requirement is subject to a five year phase-in period for each covered individual beginning with the later of (a) August 17, 2012, the date of the implementation of the policy, or (b) the covered individual’s date of election, appointment, hire or promotion. All executives and directors are on track to meet these guidelines.

Our insider trading policy generally prohibits our directors, executives and other employees from trading in our securities while in the possession of material non-public information concerning Roundy’s. The policy also prohibits our directors, executives and certain other employees from engaging in certain transactions involving short-term or speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like), hedging transactions, such as zero-cost collars and forward sale contracts, and holding securities in a margin account or pledging securities as collateral for a loan. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Compensation Tables

The purpose of the following tables is to provide information regarding the compensation earned by our NEOs during the fiscal years indicated.

Summary Compensation Table

The following table shows the compensation earned by our NEOs during Fiscal 2010, Fiscal 2011 and Fiscal 2012:

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Robert A. Mariano	2012	955,519	—		2,004,734	—	45,691	3,005,944
Chairman, President and Chief	2011	875,500	—		—	702,309	45,464	1,623,273
Executive Officer	2010	875,500				504,671	44,384	1,424,555

Darren W. Karst	2012	700,577	—		879,164	—	31,719	1,611,460
Executive Vice President and	2011	657,758	—		—	532,763	29,277	1,219,798
Chief Financial Officer	2010	638,600				379,156	29,170	1,046,926

Donald S. Rosanova	2012	501,385	—		639,940	—	29,783	1,171,108
Executive Vice President—	2011	477,676	—		—	290,849	29,145	797,670
Operations	2010	460,410				205,019	28,632	694,061

John W. Boyle	2012	388,891	—		286,408	—	24,893	700,192
Group Vice President—	2011	368,769	—		—	150,419	23,143	542,331
Store Operations	2010	350,000				103,903	22,621	476,524

Donald G. Fitzgerald	2012	388,891	—		286,408	—	16,346	691,645
Group Vice President—	2011	368,769	180,811	(1)	—	150,419	19,345	538,533
Merchandising and Procurement	2010	350,000				103,903	16,146	470,049

(1)

On March 26, 2012, the compensation committee approved a discretionary bonus to be paid to Mr. Fitzgerald in the amount of $180,811 to compensate him for the income taxes due on capital gains recognized related to the cancellation of his remaining loans on November 30, 2011 in exchange for our repurchase of common stock originally purchased with the associated loan proceeds.

(2)

Amounts disclosed in this column represent the grant-date fair market value of the restricted stock awards granted to the named executive officers of Roundy’s in the applicable year, computed in accordance with FASB ASC Topic 718. The underlying valuation assumptions for these awards are further discussed in Footnote 14—Share-Based Compensation to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2012.

(3)

Represents amounts awarded under our 2012 Incentive Compensation Plan for 2012 and under our 2011 Executive Bonus Plan for 2011. The amounts are for bonuses earned for 2012 and 2011 performance which were paid in March 2013 and March 2012. No amounts were earned for 2012 performance.

(4)	All other compensation for 2012 is itemized in the table set forth below.

Name	Executive Life Insurance ($)	Personal Use of Company Car ($)	401 (k) Company Match ($)	Total ($)
Robert A. Mariano	21,883	23,808	—	45,691
Darren W. Karst	7,400	14,319	10,000	31,719
Donald S. Rosanova	16,460	3,323	10,000	29,783
John W. Boyle	5,792	9,101	10,000	24,893
Donald G. Fitzgerald	5,820	10,526	—	16,346

Grants of Plan-Based Awards

During fiscal 2012, each of our NEOs participated in the 2012 Incentive Compensation Plan and was eligible for the awards set forth under “Payouts Under Non-Equity Incentive Plan Awards” below. The actual payout for the NEOs is set forth above under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. For a detailed discussion of our 2012 Incentive Compensation Plan, refer to “Compensation Discussion and Analysis—Elements of Compensation—Performance-Based Cash Incentives.”

Name	Grant Date	Date of Board of Directors Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares or Stock Units (#) (3)	Grant Date Fair Value of Stock and Award (4) Options ($)

			Threshold ($) (2)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Robert A. Mariano	2/13/2012	2/1/2012	—	985,000	985,000	—	—	—	235,851	2,004,734
Darren W. Karst	2/13/2012	2/1/2012	—	714,000	714,000	—	—	—	103,431	879,164
Donald S. Rosanova	2/13/2012	2/1/2012	—	381,000	381,000	—	—	—	75,287	639,940
John W. Boyle	2/13/2012	2/1/2012	—	197,000	197,000	—	—	—	33,695	286,408
Donald G. Fitzgerald	2/13/2012	2/1/2012	—	197,000	197,000	—	—	—	33,695	286,408

(1)	Payouts under the non-equity incentive plans are reported in the Summary Compensation Table under the heading Non-Equity Incentive Plan Compensation.
(2)	No bonus amounts are earned if the fiscal year’s Adjusted EBITDA was less than or equal to $214.6 million.
(3)

Represents restricted stock granted to the named executive officers during 2012 pursuant to the 2012 Incentive Compensation Plan. Such restricted stock awards vest in annual installments of 20% commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of the grant. The vesting of all unvested shares is accelerated upon a change of control as defined in the 2012 Incentive Compensation Plan.

(4)

Amounts disclosed in this column represent the grant-date fair market value of the restricted stock awards granted to the named executive officers of Roundy’s in the applicable year, computed in accordance with FASB ASC Topic 718. The underlying valuation assumptions for these awards are further discussed in Footnote 14—Share-Based Compensation to our audited consolidated financial statements filed with our Annual Report on Form 10-K for fiscal 2012.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the named executive officers’ outstanding equity awards which consisted solely of restricted stock awards that were made at any time and that had not vested as of December 29, 2012, all of which were granted under the 2012 Incentive Compensation Plan.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have not Vested ($) (2)
Robert A. Mariano	235,851	995,291
Darren W. Karst	103,431	436,479
Donald S. Rosanova	75,287	317,711
John W. Boyle	33,695	142,193
Donald G. Fitzgerald	33,695	142,193

(1)	Restricted stock vests 20% per year with vesting dates of 2/13/13, 2/13/14, 2/13/15, 2/13/16 and 2/13/17.
(2)	Based on the closing price of our common stock of $4.22 per share as of December 28, 2012, the last business day of fiscal 2012.

Restricted Stock Vested

None of the restricted stock awards held by our NEOs vested during fiscal 2012.

Pension Benefits

We did not sponsor any qualified or nonqualified defined benefit plans for our NEOs during fiscal 2012. Our Board or compensation committee may elect to adopt qualified or nonqualified benefit plans in the future if it determines that doing so is in our best interest.

Deferred Compensation

We do not currently provide any deferred compensation program or benefits but may elect to do so in the future.

Employment Agreements

Robert A. Mariano. Effective February 8, 2012, we entered into an employment agreement with Mr. Mariano which governs the terms of Mr. Mariano’s employment with us. In his employment agreement, Mr. Mariano agreed to serve as the chairman of our Board, Chief Executive Officer and President until he resigns or until we terminate his employment. While employed by us, Mr. Mariano will receive an annual base salary of $875,500, subject to increase by our Board. Mr. Mariano is also eligible for a bonus of up to 100% of his base salary based upon the achievement of certain financial goals and he is entitled to customary benefits for which our senior executives are generally eligible. Mr. Mariano’s employment will continue until his death or incapacity, termination, with or without cause, or his resignation for any reason. Mr. Mariano’s employment agreement also contains, among other customary provisions, terms regarding severance and noncompetition provisions, which remain in effect for two (2) years after his termination of employment.

The term of the employment agreement extends until February 8, 2015, subject to automatic renewal for additional one-year periods unless either party gives advance notice of the intent to not renew.

The amount of severance to which Mr. Mariano may be entitled upon his termination by Roundy’s without “cause,” if he terminates his employment for “good reason” (each as defined in the employment agreement), or if Roundy’s does not renew the employment agreement, is: (i) severance equal to two (2) times the sum of his annual base salary and target bonus, paid over the course of twenty-four (24) months, plus a pro-rated portion of any salary bonus that may be due for the year of termination and (ii) continued participation in our group health plan for eighteen (18) months. In the event Mr. Mariano’s termination for these reasons occurs within twenty-four (24) months following a change of control (as defined in the employment agreement), the multiple described in (i) above is increased to two and a half (2.5) and paid in a lump sum, and he will additionally be entitled to health coverage until the earlier of (i) his attaining the age of 65 or (ii) his employment with another company offering comparable health benefits. Mr. Mariano will be responsible for 50% of the cost of such health coverage.

The severance is conditioned upon Mr. Mariano signing a general release within 45 days following any such termination. In the event that any amounts payable in connection with a change in control constitute “parachute payments” for purposes of Section 280G of the Code and such amounts exceed more than 110% of the maximum amount that may be paid pursuant to Section 280G without causing the excise tax thereunder to apply, Mr. Mariano would be entitled to a tax “gross-up” for such amounts. The employment agreement includes a recoupment provision granting us the right to recoup any portion of an incentive compensation award granted to Mr. Mariano, subject to specified conditions.

Darren W. Karst. We also entered into a new employment agreement with Mr. Karst that became effective February 8, 2012, on substantially similar terms to those contained in Mr. Mariano’s employment agreement, except that his base salary was set at his current rate of $664,144, subject to increase by our Board.

Although the current employment agreements of Messrs. Mariano and Karst contain provisions allowing for tax gross-up payments in certain situations following a change in control, the Board has since resolved that no future agreements with executive officers may contain similar provisions.

Potential Payments Upon Termination and Change in Control

In the event of the termination of the employment of Messrs. Mariano and Karst, they are entitled to receive the amounts and benefits specific in their employment agreements described above and as disclosed in the table below.

In the event of the termination of employment of Messrs. Rosanova, Boyle and Fitzgerald, they are entitled to receive the amounts and benefits pursuant to the terms of our severance pay plan and as disclosed in the table below.

The severance pay plan provides different amounts of severance depending upon the participant’s position and whether or not the termination occurs within two years following a change in control. In the event that a class A participant (including Messrs. Rosanova, Boyle and Fitzgerald) is terminated without good cause (as defined below) or for good reason other than within the two-year period following a change of control (as defined in the severance pay plan), they are entitled to a severance amount equal to the sum of their base salary and target bonus paid pro-rata on a monthly basis for a period of one year following the termination, but if such termination occurs within twenty-four (24) months following a change of control, that amount shall be a lump-sum payment and is increased to one and a half (1.5) times such amount.

Regardless of the participant’s class, following any of the severance events described above, they are entitled to a pro-rated bonus for the year of termination and continued participation in our group health plan for the one-year period following termination.

The table below reflects amounts that would have been payable to each of our NEOs assuming their employment was terminated on December 29, 2012. The information assumes that the NEO executed a general release of claims against us within 45 days in the case of Messrs. Mariano and Karst, and within 60 days in the case of Messrs. Rosanova, Boyle, and Fitzgerald, of his termination date.

In the event we undergo a change of control as defined in the 2012 Incentive Compensation Plan, all unvested restricted stock granted will accelerate and become vested. The 2012 fiscal year end values of restricted stock that would vest upon a change of control are shown in the table below.

Name	Benefit	Termination Without Cause or for Good Reason ($)	Termination Without Cause or For Good Reason Following Change in Control ($)
Robert A. Mariano	Base salary continuation	1,970,000	2,462,500
	Bonus	1,970,000	2,462,500
	Continuation of benefits (1)	23,278	15,011
	Value of accelerated vesting of restricted stock grants(3)	—	995,291

Darren W. Karst	Base salary continuation	1,428,000	1,785,000
	Bonus	1,428,000	1,785,000
	Continuation of benefits (1)	23,278	65,945
	Value of accelerated vesting of restricted stock grants(3)	—	436,479

Donald S. Rosanova	Base salary continuation	508,000	762,000
	Bonus	381,000	571,500
	Continuation of benefits (2)	14,941	14,941
	Value of accelerated vesting of restricted stock grants(3)	—	317,711

John W. Boyle	Base salary continuation	394,000	591,000
	Bonus	197,000	295,500
	Continuation of benefits (2)	15,519	15,519
	Value of accelerated vesting of restricted stock grants(3)	—	142,193

Donald G. Fitzgerald	Base salary continuation	394,000	591,000
	Bonus	197,000	295,500
	Continuation of benefits (2)	15,519	15,519
	Value of accelerated vesting of restricted stock grants(3)	—	142,193

(1)

For termination without cause or for good reason, these represent estimates for the continuation of health insurance for 18 months following the executive’s termination. For termination without cause or for good reason following a change in control, these represent 50% of the estimated present value of payments for the continuation of health insurance following the executive’s termination until the executive’s 65th birthday. The employment agreements for Messrs. Mariano and Karst provide that in the event of a change of control, they will be entitled to health benefits until they attain the age of 65 or become employed with another company offering substantially similar health benefits to the executive but the executive will be responsible for 50% of the cost of such health benefits.

(2)	Represent estimates for the continuation of health insurance for one year following the executive’s termination.
(3)	Based on the closing price of our common stock of $4.22 per share as of December 28, 2012, the last business day of fiscal 2012.

Under the severance pay plan, “good cause” means: (i) the commission by the executive of a felony or crime involving moral turpitude or the commission of any other act or omission involve dishonesty or fraud with respect to the company or any of its customers or suppliers; (ii) conduct on the part of the executive that brings us into public disgrace or disrepute in any material respect; (iii) the executive’s gross negligence or willful misconduct in the performance of his or her duties and responsibilities of the company; (iv) the failure of the executive to carry out the duties and responsibilities of his or her office or position, or to follow a specific and lawful directive of the Board or an officer to whom the executive reports; (v) the executive’s willful disclosure of material confidential information or trade secrets of the company to or for the benefit of a competitor of the company, to the extent such information was not available publicly; or (vi) any intentional misrepresentation by the executive to the Board or to an officer of the company to whom the executive reports. For the purposes of the preceding definition, no act, failure to act, or omission on the part of the participant will be deemed to have been “willful” or “intentional” if done or omitted to be done in good faith and in reasonable belief that it was in or not opposed to the best interests of the company.

Related Person Transactions

Our Board is primarily responsible for developing and implementing processes and controls to obtain information from our directors, executive officers and significant stockholders regarding related-person transactions and then determining, based on the facts and circumstances, whether we or a related person has a direct or indirect material interest in these transactions. Our audit committee is responsible for the review, approval and ratification of “related-person transactions” between us and any related person. Under SEC rules, a related person is an officer, director, nominee for director or beneficial holder of more than of 5% of any class of our voting securities since the beginning of the last fiscal year or an immediate family member of any of the foregoing. In the course of its review and approval or ratification of a related-person transaction, the audit committee will consider:

•	the nature of the related person’s interest in the transaction;

•	the material terms of the transaction, including the amount involved and type of transaction;

•	the importance of the transaction to the related person and to our company;

•	whether the transaction would impair the judgment of a director or executive officer to act in our best interest and the best interest of our stockholders; and

•	any other matters the audit committee deems appropriate.

Any member of the audit committee who is a related person with respect to a transaction under review will not be able to participate in the deliberations or vote on the approval or ratification of the transaction. However, such a director may be counted in determining the presence of a quorum at a meeting of the committee that considers the transaction. Other than compensation agreements and other arrangements which are described under “Executive Compensation,” and the transactions described below, since December 31, 2011, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 and in which any related person had or will have a direct or indirect material interest.

Investor Rights Agreement

We have entered into an Investor Rights Agreement with Willis Stein & Partners III Sub, L.P., Willis Stein & Partners Dutch III-A Sub, L.P., Willis Stein & Partners Dutch III-B Sub, L.P., and Willis Stein & Partners III-C Sub, L.P. (the “WS Stockholder”), Robert A. Mariano, Darren W. Karst, Donald S. Rosanova, John W. Boyle, Donald G. Fitzgerald, Ralph W. Drayer and certain of our other stockholders pursuant to which we have agreed to extend to such stockholders registration rights, information rights and certain other rights (“Investor Rights Agreement”).

Approved Sale

If the majority WS Stockholder approves (i) any merger, combination, or consolidation of us with any independent third party or (ii) the sale, lease or exchange of all or substantially all of our assets to an independent third party, each other stockholder party to the Investor Rights Agreement will vote for, consent to and will not object or otherwise impede consummation of the approved sale. Any rights and obligations of stockholders under the Investor Rights Agreement related to approved sales will terminate upon the second anniversary of the consummation of our IPO (February 8, 2014).

Demand Rights

At any time the majority WS Stockholder may require that we register their shares under the Securities Act of 1933, as amended (the “Securities Act”). Upon the request for a demand registration, we must notify other stockholders party to the Investor Rights Agreement of the request and give them the opportunity to request that their shares be included in the registration, as described under “Piggyback Rights” below.

We call the right to require us to register shares a “demand registration right” and the resulting registration a “demand registration”. At any time, the WS Stockholder holding at least a majority of the WS Registrable Securities (as defined in the Investor Rights Agreement) may request an unlimited number of long-form registrations on Form S-1 and an unlimited number of short-form registrations on Form S-3. Demand registrations will be short-form registrations whenever we are permitted to use Form S-3.

Piggyback Rights

The stockholders party to the Investor Rights Agreement can request to participate in registrations of any of our securities for sale by us or by a third-party other than in an initial public offering, in a demand registration or in a registration on a Form S-4 or Form S-8 or similar or successor forms. We call this right a “piggyback right” and the resulting registration a “piggyback registration.”

Conditions and Limitations; Expense

The registration rights outlined above are subject to conditions and limitations, including (i) the right of the underwriters to limit the number of shares to be included in a registration statement, (ii) with respect to demand registrations, the right of the initiating stockholders to withdraw the registration statement and (iii) with respect to a piggyback registration, our right to withdraw the registration statement under specified circumstances.

With respect to both demand registrations and piggyback registrations, if the offering is an underwritten offering, the stockholder’s right to include its shares in such registration will be conditioned upon such stockholder’s participation in the underwritten offering and entering into an underwriting agreement with the underwriters.

We are not required to effect a demand registration within six months after the effective date of a previous demand registration. We may also postpone for up to six months the filing or the effectiveness of a registration statement for a demand registration if our Board determines that such demand registration would reasonably be expected to have an adverse effect on any proposal or plan by Roundy’s to engage in any acquisition of assets or any merger, consolidation, tender offer or similar transaction. The underwriters in any demand registration will be selected by the holders of a majority of the shares with demand rights that are included in the registration and must be reasonably acceptable to us.

Other than underwriting discounts and commissions, we will pay all registration expenses in connection with a registration, including the expense of a single special counsel to the holders for each registration. In connection with each demand registration and each piggyback registration, we will also reimburse the stockholders for the reasonable fees of each additional counsel retained by the stockholders for the purpose of rendering any legal opinion required by us or underwriters.

Indemnification

We have agreed to indemnify each stockholder party to the Investor Rights Agreement, and their partners, members, managers, officers, directors, stockholders, employees and agents, and any underwriter for such holder, against any losses arising out of (i) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except in so far as the same are caused by or contained in any information furnished in writing to us by or on behalf of such stockholder or by such stockholder’s failure to deliver a copy of the registration statement thereto. Each stockholder has in turn agreed to indemnify us against any losses arising out of any untrue statement or alleged untrue statement of a material fact contained in written information furnished by such holders specifically for use in connection with such registration, or the omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

Loans to Directors and Executive Officers

In March of 2008, we made a loan to Mr. Fitzgerald to enable him to purchase our common stock. On November 30, 2011, in order to comply with certain provisions of the Sarbanes-Oxley Act, the remaining loan was cancelled in exchange for our repurchase of the common stock originally purchased with the associated loan proceeds. On March 26, 2012, the compensation committee approved a discretionary bonus to be paid to Mr. Fitzgerald in the amount of $180,811 to compensate him for the income taxes due on capital gains recognized related to the cancellation of this loan.

Stock Ownership Information

The following table sets forth information regarding the beneficial ownership of our common stock as of March 5, 2013 (i) by each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) by each of our directors or nominees; (iii) by each of our named executive officers; and (iv) by all of our directors and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

	Shares of Common Stock Beneficially Owned
Name	Number	%
5% Stockholders:
Funds managed by affiliates of Willis Stein (1) (2)	18,810,190	41.3%

Named Executive Officers and Directors:
Robert A. Mariano (2) (3)	1,132,062	2.5%
Darren W. Karst (2) (4)	554,053	1.2%
Donald S. Rosanova (2)	207,508	*
John W. Boyle (2)	163,882	*
Donald G. Fitzgerald (2)	71,561	*
Patrick J. Condon	6,574	*
Ralph W. Drayer	41,900	*
Gregory P. Josefowicz	19,483	*
Christopher F. Larson (5) (6)	18,819,174	41.3%
Avy H. Stein (5) (7)	18,819,174	41.3%
John R. Willis (5) (8)	18,819,174	41.3%
All executive officers and directors as a group (16 persons)	18,965,199	41.6%

*	Indicates less than 1%
(1)

Affiliates of Willis Stein directly manage 14,812,533 shares consisting of 13,857,853 shares held directly by Willis Stein & Partners III Sub, L.P. (“Fund III”), 417,255 shares held directly by Willis Stein & Partners Dutch III-A Sub, L.P. (“Dutch III-A”), 417,255 shares held directly by Willis Stein & Partners Dutch III-B Sub, L.P. (“Dutch III-B”), and 120,170 shares held directly by Willis Stein & Partners III-C Sub, L.P. (“Fund III-C” and, together with Fund III, Dutch III-A, Dutch III-B, the “Willis Stein Funds”). Willis Stein & Partners Management III, L.P. (the “Fund III General Partner”) is the sole general partner of each of Fund III, Dutch III-A, Dutch III-B and Fund III-C, and Willis Stein & Partners Management III, LLC (“Management III”), is the sole general partner of the Fund III General Partner. John R. Willis and Avy H. Stein (collectively, the “Managing Partners”) are the Managing Partners of Management III. Neither of the Managing Partners, acting alone, has voting or dispositive authority over any shares. Each of the Willis Stein Funds, the Fund III General Partner, Management III and the Managing Partners expressly disclaim beneficial ownership of any securities in which they do not have a pecuniary interest. The address of each of the Willis Stein Funds, the Fund III General Partner, Management III and the Managing Partners is 1101 Skokie Boulevard, Suite 260, Northbrook, Illinois 60062.

(2)

The Willis Stein Funds, Robert A. Mariano, Darren W. Karst, Donald S. Rosanova, John W. Boyle, Donald G. Fitzgerald, Ralph W. Drayer and certain of our other stockholders have entered into an Investor Rights

Agreement (as defined within Item 13, “Certain Relationships and Related Transactions and Director Independence – Investor Rights Agreement”) pursuant to which such stockholders have agreed to vote for, consent to and not object or otherwise impede consummation of any “Sale of the Company” (as defined in the Investor Rights Agreement) that is approved by the Fund III, until February 7, 2014. As a result, Fund III, Fund III General Partner, Management III and each of John R. Willis and Avy H. Stein may be deemed to have shared dispositive power over the 3,997,657 shares beneficially owned by the other stockholders party to the Investor Rights Agreement in addition to the 13,857,853 shares directly owned by Fund III.
(3)

Represents 220,661 shares held directly by Robert A. Mariano, in his individual capacity, 801,679 shares held directly by the Robert A. Mariano Living Trust and 109,722 shares held directly by the Nina Gianni Mariano Living Trust. Mr. Mariano is the trustee of the Robert A. Mariano Living Trust and has sole voting and investment power with respect to the shares held by the Robert A. Mariano Living Trust. Nina Gianni Mariano is the trustee of the Nina Gianni Mariano Living Trust and has sole voting and investment power with respect to the shares held by the Nina Gianni Mariano Living Trust.

(4)

Represents 444,331 shares held directly by Darren W. Karst, in his individual capacity, and 109,722 shares held directly by the Darren W. Karst 2010 Grantor Retained Annuity Trust (the “Karst Trust”). Mr. Karst is the trustee of the Karst Trust and has sole voting and investment power with respect to the shares held by the Karst Trust.

(5)

Messrs. Stein and Willis are Managing Partners and Mr. Larson is an employee of Willis Stein, an affiliate of the Willis Stein Funds. Messrs. Stein and Willis may be deemed to share voting and dispositive power with respect to the shares owned by the Willis Stein Funds and, as a result, may be deemed to be beneficial owners of such shares. Each of Messrs. Larson, Stein and Willis expressly disclaim beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for each of Messrs. Stein and Willis is 1101 Skokie Boulevard, Suite 260, Northbrook, Illinois 60062.

(6)	Represents 18,810,190 shares beneficially owned by the Willis Stein Funds and 8,984 shared held directly by Christopher F. Larson.
(7)	Represents 18,810,190 shares beneficially owned by the Willis Stein Funds and 8,984 shared held directly by Avy H. Stein.
(8)	Represents 18,810,190 shares beneficially owned by the Willis Stein Funds and 8,984 shared held directly by John R. Willis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, certain of our officers and beneficial owners of more than ten percent of our common stock to file with the SEC reports of their initial ownership and changes in their ownership of our common stock and other equity securities. We are required to disclose in this proxy statement any late filings of such reports. Based solely on a review of copies of reports filed by the reporting persons furnished to us, or written representations from reporting persons, we believe that the reporting persons complied with all Section 16(a) filing requirements on a timely basis during 2012, except that due to a delay in receiving trade confirmations, the purchase of 500 and 25,000 shares of our common stock by Mr. Drayer and Mr. Rosanova, respectively, on November 15, 2012, were reported one day late.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information, as of December 29, 2012, with respect to Roundy’s existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 29, 2012 (a)	Weighted-average exercise price of outstanding options, warrants and rights as of December 29, 2012 (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) as of December 29, 2012 (c)
Equity compensation plans approved by security holders	—	—	4,824,783
Equity compensation plans not approved by security holders	—	NA	—

Total	—	—	4,824,783

Other Matters

The Board knows of no other matters to be brought before the Annual Meeting. However, if other matters should come before the meeting, each of the persons named as a proxy intends to vote in accordance with his or her judgment on such matters.

Additional Information

Proxy Solicitation Expenses

We will pay the expense of preparing, assembling, printing and mailing the proxy form and the form of material used in solicitation of proxies. We will reimburse banks, brokerage firms and others for their reasonable expenses in forwarding proxy materials to beneficial owners and obtaining their instructions. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, facsimile or electronic means. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $6,500, plus reasonable expenses.

Stockholder Proposals for Inclusion in the 2014 Annual Meeting Proxy Statement

Stockholder proposals for inclusion in the 2014 Proxy Statement must be received at our principal executive offices on or before December 8, 2013. In addition, all stockholder proposals for inclusion in the 2014 Proxy Statement must comply with the requirements of SEC Rule 14a-8 under the Exchange Act. Our By-Laws provide that stockholders desiring to nominate a director or bring any other business before the stockholders at an annual meeting must notify our Corporate Secretary in writing not earlier than January 17, 2014 and not later than February 16, 2014. Such notice must set forth certain information specified in our By-Laws. All stockholder proposals should be in writing and submitted to the Corporate Secretary of Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Electronic Delivery

Many brokers and banks offer electronic delivery of proxy materials to their clients. If you are a beneficial stockholder, you may contact your broker or bank to find out whether this service is available to you.

Incorporation by Reference

Neither the Compensation Committee Report nor the Audit Committee Report shall be deemed soliciting material or filed with the SEC and none of them shall be deemed incorporated by reference into any prior or future filings made by us under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate such information by reference. In addition, this document includes several website addresses. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this document.

Availability of SEC Filings, Code of Conduct and Committee Charters

Copies of our reports on Forms 10-K, 10-Q, 8-K and all amendments to those reports filed with the SEC, and our Code of Business Conduct, and the charters of the audit, compensation, and nominating and corporate governance committees, and any reports of beneficial ownership of our Common Stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on and may be obtained through our website, www.roundys.com under the “Investor Relations” section, or may be requested in print, at no cost, by telephone at 1-414-231-5000, by email at james.hyland@roundys.com or by mail at Roundy’s, Inc., 875 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, Attention: Investor Relations.

ANNUAL MEETING OF STOCKHOLDERS OF

ROUNDY’S, INC.

May 17, 2013

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp?CoNumber=17463

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i	Please detach along perforated line and mail in the envelope provided.	i

■	20230304000000000000 6			051713

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3 AND “1 YEAR” ON PROPOSAL 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
						FOR	AGAINST	ABSTAIN
1. Election of Directors (term expires 2016)				2. Ratify the appointment of Ernst & Young LLP as Roundy’s, Inc.’s independent registered public accounting firm for 2013.		☐	☐	☐
		NOMINEES:				FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	O Robert A. Mariano O Gregory P. Josefowicz		3. Advisory vote to approve executive compensation.		☐	☐	☐
					1 year	2 years	3 years	ABSTAIN
				4. Advisory vote on the frequency of the advisory vote to approve executive compensation.	☐	☐	☐	☐
NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder		Date:	Signature of Stockholder	Date:
■	Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐	¢

ROUNDY’S, INC.

Annual Meeting of Stockholders

May 17, 2013 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Robert A. Mariano and Edward G. Kitz, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Roundy’s, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 9:00 AM, CDT on May 17, 2013, at The Westin O’Hare Hotel located at 6100 North River Road, Rosemont, Illinois 60008, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. The votes entitled to be cast by the undersigned will be cast in the discretion of the proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

¢	14475	¢